Exhibit 3.2

CERTIFICATE OF AMENDMENT

of

THE CERTIFICATE OF INCORPORATION

of

HARDINGE INC.

(Pursuant to Section 805 of the Business Corporation Law)

It is hereby certified that:

FIRST:                    The name of the corporation is Hardinge Inc. (hereinafter called the “Corporation”).  The name under which the Corporation was formed was Hardinge Brothers, Inc.

SECOND:              The Certificate of Consolidation with respect to the consolidation of Hardinge Brothers, Inc. and Morrison Machine Products, Inc. was filed by the Department of State of the State of New York on December 24, 1937.  A Restated Certificate of Incorporation of the Corporation was filed by the Department of State of the State of New York on May 24, 1995.

THIRD:                  This Certificate of Amendment (1) eliminates the existing subdivision VII of Article 4 of the Certificate of Incorporation respecting the series of preferred stock, par value $0.01 per share, of the Corporation (the “Preferred Stock”) designated as the “Series A Preferred Stock” and (2) creates a new subdivision VII (which replaces the existing subdivision VII) of Article 4 of the Certificate of Incorporation respecting a new series of Preferred Stock designated as the “Series B Preferred Stock.”

FOURTH:              To effect the foregoing, Article 4 of the Certificate of Incorporation, relating to capitalization of the Corporation, is amended to read in its entirety as follows:

“4.           The relative voting, dividend, liquidation and other rights, preferences and limitations of the shares of each class are as follows:

I.              The Preferred Stock may be issued from time to time in one or more series, each such series to have the number of shares and designation, and the shares of each such series to have such relative rights, preferences or limitations, as the Board of Directors, subject to the limitations prescribed by law or provided herein, may from time to time fix, before issuance, by delivering an appropriate certificate of amendment to the Department of State pursuant to the Business Corporation Law of the State of New York.  The authority of the Board of Directors with respect to each series shall include, but not be limited to, the fixing of the following:

(a)           The number of shares to constitute the series and the distinctive designation thereof;

(b) The dividend rate on the shares of the series; whether dividends shall be cumulative, and, if so, from what date or dates;

(c) Whether or not the shares of the series shall be redeemable and, if redeemable, the terms upon which the shares of the series may be redeemed and the premium, if any, over and above the par value thereof and any dividends accrued thereon which the shares of the series shall be entitled to receive upon the redemption thereof;

(d) Whether or not the shares of the series shall be subject to the operation of a retirement or sinking fund to be applied to the purchase or redemption of such shares for retirement and, if such retirement or sinking fund be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

(e) Whether or not the shares of the series shall be convertible into shares of any class or classes of stock of the Corporation, with or without par value, or of any other series of the same class and, if convertible, the conversion price or prices or the rate at which such conversion may be made and the method, if any, of adjusting the same;

(f) The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation;

(g) The restrictions, if any, on the payment of dividends upon, and the making of the distributions to any class of stock ranking junior to the shares of the series, and the restrictions, if any, on the purchase or redemption of the shares of any such junior class;

(h) Whether the series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights; and

(i) Any other relative rights, preferences and limitations of the series.

II.            Holders of shares of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends at the rates fixed by the Board of Directors for the respective series, before any dividends shall be declared and paid, or set apart for payment, on any other class of stock of the Corporation ranking junior to the Preferred Stock either as to dividends or assets, with respect to the same dividend period.

III.           Whenever, at any time, dividends on the then outstanding Preferred Stock as may be required by the terms of the certificate creating the series representing the shares outstanding shall have been paid or declared and set apart for payment on the then outstanding Preferred Stock and after complying with all the provisions with respect to any retirement or sinking fund or funds for any series of Preferred Stock, the Board of Directors may, subject to the provisions of any certificate creating any series of Preferred Stock with respect to the payment of dividends on any other class or classes of stock, declare and pay dividends on the Common Stock, and the Preferred Stock shall not be entitled to share therein.

IV.           Upon any liquidation, dissolution or winding-up of the Corporation, after payment, if any is required, shall have been made in full to the Preferred Stock as provided in any certificate creating any series thereof, but not prior thereto, the Common Stock shall, subject to the respective terms and provisions, if any, of any such certificate, be entitled to receive any and all assets remaining to be paid or distributed, and the Preferred Stock shall not be entitled to share therein.

V.            No holder of Common Stock or any series of Preferred Stock shall, as such holder, have any preemptive or preferential right of subscription to any stock of any class of the Corporation or to any obligations convertible into any such stock or to any right of subscription to, or to any warrant or option for, the purchase of any stock, other than such, if any, as the Board of Directors of the Corporation in its discretion may determine from time to time.

VI.           The holders of the Common Stock shall have the right to vote on all questions to the exclusion of all other classes of stock, except as by law expressly provided or as otherwise expressly provided with respect to the holders of any other class or classes of stock.

VII.  Series B Preferred Stock:  The designation and amount, relative rights, preferences and limitations of the shares of Series B Preferred Stock, par value $0.01 per share, as fixed by the Board of Directors of the Corporation, are as follows:

Section 1.         Designation and Amount.  The shares of such series shall be designated as “Series B Preferred Stock” (the “Series B Preferred Stock”) and the number of shares constituting the Series B Preferred Stock shall be 200,000.  Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series B Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series B Preferred Stock.

Section 2.               Dividends and Distributions.

(A)          Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series B Preferred Stock with respect to dividends, the holders of shares of Series B Preferred Stock, in preference to the holders of Common Stock, par value $.01 per share (the “Common Stock”), of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series B Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series B Preferred Stock.  In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)           The Corporation shall declare a dividend or distribution on the Series B Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1 per share on the Series B Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C)           Dividends shall begin to accrue and be cumulative on outstanding shares of Series B Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series B Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date.  Accrued but unpaid dividends shall not bear interest.  Dividends paid on the shares of Series B Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.  The Board of Directors may fix a record date for the determination of holders of shares of Series B Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

Section 3.               Voting Rights.  The holders of shares of Series B Preferred Stock shall have the following voting rights:

(A)          Subject to the provision for adjustment hereinafter set forth, each share of Series B Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation.  In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)           Except as otherwise provided herein, in any other Certificate of Amendment creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series B Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C)           Except as set forth herein, or as otherwise provided by law, holders of Series B Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4.               Certain Restrictions.

(A)          Whenever quarterly dividends or other dividends or distributions payable on the Series B Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series B Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i)            declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock;

(ii)           declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, except dividends paid ratably on the Series B Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)          redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series B Preferred Stock; or

(iv)          redeem or purchase or otherwise acquire for consideration any shares of Series B Preferred Stock, or any shares of stock ranking on a parity with the Series B Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B)           The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5.               Reacquired Shares.  Any shares of Series B Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Amendment creating a series of Preferred Stock or any similar stock or as otherwise required by law.

Section 6.               Liquidation, Dissolution or Winding Up.  Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock unless, prior thereto, the holders of shares of Series B Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series B Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, except distributions made ratably on the Series B Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.  In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7.               Consolidation, Merger, etc.  In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series B Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.  In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series B Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8.               No Redemption.  The shares of Series B Preferred Stock shall not be redeemable.

Section 9.               Rank.  The Series B Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation’s Preferred Stock.

Section 10.             Amendment.  The Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock, voting together as a single class.”

FIFTH:                   This amendment to the Certificate of Incorporation was authorized, pursuant to Section 502 of the Business Corporation Law and the Certificate of Incorporation, by a vote of the Board of Directors.  Pursuant to Section 502 of the Business Corporation Law and the Certificate of Incorporation, no vote of the stockholders was necessary for adoption of this amendment.  The Board of Directors adopted resolutions on February 17, 2010 authorizing the amendment of the Certificate of Incorporation to (1) pursuant to Section 502(e) of the Business Corporation Law, eliminate from the Certificate of Incorporation subdivision VII of Article 4 thereof respecting the series of series of Preferred Stock designated as the “Series A Preferred Stock” as none of the authorized shares of such series are outstanding and no shares of such series will be issued subject to the Certificate of Incorporation and (2) pursuant to Section 502(c) of the Business Corporation Law and the Certificate of Incorporation, create a new series of Preferred Stock, state the designation of such series as the “Series B Preferred Stock” and the number of shares thereof, and fix the relative rights, preferences, and limitations thereof as set forth above in new subdivision VII (which replaces the existing subdivision VII) of Article 4.  The Certificate of Incorporation provides that the Board of Directors may, by delivering an appropriate certificate of amendment to the Department of State of the State of New York, fix the designation and number of shares of one or more series of Preferred Stock, and may establish all relative rights, preferences and limitations pertaining to such series, without the approval of the stockholders of the Corporation.

IN WITNESS WHEREOF, we have subscribed this document on this 19th day of February, 2010 and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by me and are true and correct.

/s/ Richard L. Simons
Richard L. Simons
President and Chief Executive Officer

/s/ Edward J. Gaio
Edward J. Gaio
Vice President and Chief Financial Officer

CERTIFICATE OF AMENDMENT

of

THE CERTIFICATE OF INCORPORATION

of

HARDINGE INC.

(Pursuant to Section 805 of the Business Corporation Law)

Dated:    February 19, 2010

Filer:                       Richard L. Simons

President and Chief Executive Officer

Hardinge Inc.

One Hardinge Drive

Elmira, NY 14902